UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AVIV REIT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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303 W. Madison Street, Suite 2400

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 27, 2014

To Our Stockholders:

You are cordially invited to attend the first Annual Meeting of Stockholders (the “Annual Meeting”) of Aviv REIT, Inc., to be held on Tuesday, May 27, 2014, at 9:00 a.m. Central time, at the offices of Sidley Austin LLP, One South Dearborn Street, Room 37N12, Chicago, Illinois 60603, for the following purposes:

1.	To elect eleven directors named in the Proxy Statement, each to serve until our next annual meeting of stockholders and until their successors are duly elected and qualify;

2.	To consider and vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014;

3.	To consider and vote, on a non-binding advisory basis, on a resolution to approve the compensation of our named executive officers as described in the Proxy Statement;

4.	To consider and vote, on a non-binding advisory basis, on a resolution to determine the frequency of future advisory votes on the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

We are furnishing proxy materials to you electronically, via the Internet, instead of mailing printed copies of those materials to each stockholder. We believe that this process expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of our Annual Meeting. We have provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record on March 31, 2014. The Notice contains instructions on how to access our Proxy Statement and annual report over the Internet and how to vote online. The Notice also includes instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for this Annual Meeting and future meetings of stockholders.

The Board of Directors has fixed the close of business on March 31, 2014 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting. Only stockholders of record as of the close of business on March 31, 2014 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

The Board of Directors appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you requested and received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

By Order of the Board of Directors,

SAMUEL H. KOVITZ

Executive Vice President, General Counsel and Secretary

Chicago, Illinois

April 15, 2014

Aviv REIT, INC.

303 W. Madison Street, Suite 2400

Chicago, IL 60606

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials?

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our annual report available to our stockholders electronically via the Internet. We provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record on March 31, 2014. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the Notice.

We have furnished this Proxy Statement to you in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Sidley Austin LLP, One South Dearborn Street, Room 37N12, Chicago, Illinois 60603, on Tuesday, May 27, 2014, at 9:00 a. m. Central Time. The Notice and this Proxy Statement summarize the information you need to know to vote by proxy or in person at the Annual Meeting.

What items will be voted on at the Annual Meeting?

Stockholders will vote on the following items at the Annual Meeting:

•	Proposal 1: the election of the eleven directors named in this Proxy Statement, each to serve until our next annual meeting of stockholders and until their successors are duly elected and qualify;

•	Proposal 2: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement; and

•	Proposal 4: the determination, on a non-binding advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.

In addition, stockholders will vote on such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

What is the Board’s voting recommendation for each item to be considered at the Annual Meeting?

The Board recommends that you vote your shares as follows:

•	Proposal 1: “FOR” the election of the eleven director nominees named in this Proxy Statement;

•	Proposal 2: “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014;

•	Proposal 3: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this Proxy Statement; and

•	Proposal 4: For every “ONE YEAR,” on a non-binding advisory basis, with respect to the frequency of future advisory votes on the compensation of our named executive officers.

What vote is required to approve the proposals?

Once a quorum is present, the following vote is required to approve each proposal:

•	Proposal 1: The election of a director nominee must be approved by a plurality of the votes cast. Stockholders do not have the right to cumulate their votes for directors.

•	Proposals 2 and 3: The ratification of the appointment of Ernst & Young LLP and the non-binding advisory approval of the compensation of our named executive officers must each be approved by a majority of the votes cast on the proposal.

•	Proposal 4: In order for any of the three alternative frequencies to be approved, it must receive a majority of the votes cast on this proposal. If no frequency receives a majority of the votes cast, the frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by the stockholders.

•	Other Items: A majority of the votes cast shall be sufficient to approve any other matter which may properly come before the Annual Meeting. The Board does not know of any other matters that may properly be brought before the Annual Meeting.

What is the quorum for the meeting?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have authorized a proxy on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting to another date, time or place. If the Annual Meeting is adjourned to a date not more than 120 days after the original record date of March 31, 2014, then notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Who is entitled to attend and vote at the Annual Meeting?

All stockholders of record as of the close of business on March 31, 2014, the record date for the Annual Meeting, are entitled to attend and vote at the Annual Meeting. You may authorize a proxy to vote your shares without attending the Annual Meeting. You are entitled to cast one vote for each whole share of common stock you held of record as of the record date. As of the record date, there were 37,934,650 shares of our common stock issued and outstanding.

Attendance at the Annual Meeting is limited to stockholders. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport, to confirm stock ownership as of the record date. Beneficial owners will be asked to present proof of beneficial ownership, such as a vote instruction form or brokerage statement, to be admitted to the meeting. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice, and if requested, the proxy materials, were sent directly to you by Computershare.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice, and if requested, the proxy materials, were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares.

If I am a stockholder of record, how do I vote?

Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy to vote your shares. As described in the Notice, there are four ways to vote:

•	Via the Internet. You may authorize a proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the Notice.

•	By Telephone. If you received your proxy materials by mail, you may authorize a proxy by calling the toll free number found on the proxy card.

•	By Mail. If you received your proxy materials by mail, you may authorize a proxy by filling out the proxy card and sending it back in the envelope provided.

•	In Person. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you own shares held by a broker, you may instruct your broker to vote your shares in the manner that you direct by following the instructions that the broker provides to you. Most brokers will allow you to provide voting instructions or vote in person using the following methods:

•	Via the Internet. You may provide voting instructions via the Internet by visiting www.proxyvote.com and entering the control number found on the vote instruction form included with the Notice.

•	By Telephone. If you received your proxy materials by mail, you may provide voting instructions by calling the toll free number found on the vote instruction form.

•	By Mail. If you received your proxy materials by mail, you may provide voting instructions by filling out the vote instruction form and sending it back in the envelope provided.

•	In Person. If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions on how to obtain a legal proxy.

Can I change my vote after I have voted?

Yes. If you are a stockholder of record, you may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you are the beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your voting instructions.

How are proxies voted?

Proxies properly submitted via the Internet, mail or telephone will be voted at the Annual Meeting in accordance with your directions. If your properly-submitted proxy does not provide voting instructions on a proposal, then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

How are abstentions and broker non-votes treated?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of directors and the non-binding advisory vote approving our named executive officer compensation) and has not received instructions from the beneficial owner.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, on the non-binding advisory vote approving our named executive officer compensation or on the non-binding advisory vote on the frequency of future advisory votes on our named executive officer compensation, and if you do not instruct the broker on how to vote your shares on these matters, a broker non-vote will occur and your shares will not be voted.

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote on any of the proposals.

Who has paid for this proxy solicitation?

We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.

Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities. No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Where can I find additional information?

Our website is located at www.avivreit.com. Although the information contained on or connected to our website is not part of this Proxy Statement, you can view additional information on the website, such as the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Related Person Transactions Policy, our Whistleblower Policy and reports that we file with the SEC. Copies of these documents may be obtained free of charge by writing to Aviv REIT, Inc., 303 W. Madison Street, Suite 2400, Chicago, Illinois, 60606, Attention: Samuel H. Kovitz, Executive Vice President, General Counsel and Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven members, with directors serving until the 2015 annual meeting of our stockholders and until their successors are duly elected and qualify. The term of each director expires at each annual meeting of stockholders. The eleven persons named below, each of whom currently serves on our Board, have been nominated to serve on the Board until our 2015 annual meeting of stockholders and until their respective successors are elected and qualify. The Board has no reason to believe that any of the persons named below as a nominee for election as a director will be unable, or will decline, to serve if elected. Directors will be elected by a plurality of the votes cast in the election of directors. The eleven nominees receiving the highest number of affirmative votes will be elected as directors.

In evaluating the suitability of individual Board members, our Nominating and Corporate Governance Committee takes into account many factors such as general understanding of various business disciplines (e.g., marketing or finance), understanding of the Company’s business environment, educational and professional background, judgment, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent stockholder interests through sound judgment.

Nominees for Election to Term Expiring 2015

The biographical descriptions below set forth certain information with respect to each nominee for election as a director at the Annual Meeting. The Board has identified specific attributes of each nominee that the Board has determined qualify that person for service on the Board.

Craig M. Bernfield Chairman of the Board Director Since: 2010 Age: 53

Mr. Bernfield is our Chief Executive Officer and has served in such capacity since he co-founded Aviv Healthcare Properties Limited Partnership in 2005. Prior to co-founding our company, Mr. Bernfield was Chief Executive Officer and President of Karell Capital Ventures, Inc. (“KCV”), which he joined in 1990. KCV managed the entities that were combined in 2005 in connection with the formation of our predecessor partnership. Mr. Bernfield has been an investor in the nursing home industry for approximately 20 years and was the co-founder of some of the entities that were combined in 2005. Mr. Bernfield received a J.D. degree from The University of Chicago Law School and a B.S. degree in Finance from the College of Business at the University of Illinois at Urbana-Champaign.

Mr. Bernfield brings extensive business, managerial and leadership experience to our Board. With over 20 years of experience as an investor in the skilled nursing facilities (“SNF”) industry, Mr. Bernfield provides the Board with a vital understanding and appreciation of our business and the industry. His position as co-founder and Chief Executive Officer of our company also makes Mr. Bernfield uniquely qualified to serve as the Chairman of our Board.

Norman R. Bobins Director Director Since: 2013 Age: 71	Mr. Bobins was named Non-Executive Chairman of The PrivateBank and Trust Company, a bank subsidiary of PrivateBancorp, Inc., in July 2008. From May 2007 until October 2007, Mr. Bobins was Chairman of the Board of LaSalle Bank Corporation and thereafter served as Chairman Emeritus until July 2008. From 2003 to 2007, he was President and Chief

Executive Officer of LaSalle Bank Corporation. From 2006 to 2007, he was President and Chief Executive Officer of ABN AMRO North America. Mr. Bobins also serves on the boards of directors of SIMS Metal Management, AAR Corp., AGL Resources Inc., Transco Inc. and RREEF America REIT II, Inc. In the past five years, Mr. Bobins also served on the board of Hyatt Hotels Corporation and Nicor, Inc.

Mr. Bobins’ years of banking experience, his financial and accounting knowledge and his service as a director of other public companies all qualify him for service on our Board.

Michael W. Dees Director Director Since: 2010 Age: 40

Mr. Dees has been with Goldberg Lindsay & Co., LLC since 2004, serving as Principal before becoming Partner in 2009. Previously, he worked at Morgan Stanley in the Mergers and Acquisitions and the Capital Partners groups in New York and in the Real Estate Private Equity group in Tokyo. Mr. Dees currently serves as a director of Bell Nursery Holdings, LLC, Crane & Co., Inc., Odfjell Terminals AS, Weener Plastik GmbH and Value Place Holdings LLC.

Mr. Dees’ experience advising growth-oriented companies and his position with an affiliate of Aviv REIT’s largest stockholder, LG Aviv L.P., qualify him for service on our Board.

Alan E. Goldberg Director Director Since: 2010 Age: 59

Mr. Goldberg is a Co-Managing Partner of Goldberg Lindsay & Co., LLC, which he co-founded in 2001. Previously, he served as Chairman and Chief Executive Officer of Morgan Stanley Private Equity from February 1998 to January 2001. Mr. Goldberg joined Morgan Stanley in 1978. Mr. Goldberg currently serves as a director of FAPS Holdings, Inc., Maine Beverage Company, LLC, Continental Energy Systems LLC, Intermex Holdings, Inc., The Brock Group, Inc., Brightstar Corp., Petrologistics L.P., Ambulatory Services of America, Inc., Crane & Co., Inc., Scandza AS, PSC, LLC, Panadero Aggregates Holdings, LLC, and Pacific Architects and Engineers Incorporated. He also serves as a trustee of Yeshiva University. Mr. Goldberg has previously served as a director of EnergySolutions, Inc. and Smurfit-Stone Container Corporation.

Mr. Goldberg’s years of business, financial, managerial, executive and board experience across a broad spectrum of industries make him a valuable member of our Board. He also indirectly controls (together with Robert D. Lindsay) Aviv REIT’s largest stockholder, LG Aviv L.P.

Susan R. Lichtenstein Director Director Since: 2013 Age: 57

Since May 2010, Ms. Lichtenstein has been Senior Vice President, Corporate Affairs, Chief Legal Officer and Secretary of Hill-Rom Holdings, Inc. (“Hill-Rom”), a leading provider of patient support systems and other medical technical equipment for hospitals and post-acute care settings. Prior to joining Hill-Rom, Ms. Lichtenstein was Senior Vice President and General Counsel of Baxter International Inc. since April 2005. Prior to joining Baxter, she served as General Counsel to the governor of Illinois and General Counsel to both Ameritech Corporation and Tellabs, Inc. Ms. Lichtenstein currently serves on the boards of RUSH University Medical Center, the Civic Consulting Alliance of Chicago, Olin-Sang-Ruby Union Institute and the

Midwest Region of the Anti-Defamation League. She is a member of The Economic Club of Chicago and The Chicago Network and a steering committee member of the Senior Businesswomen’s Forum. Ms. Lichtenstein’s experience in corporate, government and private law practice as well as in the healthcare industry qualifies her for service on our Board.

Mark B. McClellan, M.D., Ph.D. Director Director Since: 2013 Age: 50

Dr. McClellan is a senior fellow and director of the Initiative on Value and Innovation in Health Care at the Brookings Institution, which he joined in 2007. Within Brookings, his work focuses on promoting innovation and value in patient-centered health care. He also has a distinguished record in public service and in academic research. Dr. McClellan serves on the Board of Directors of the Reagan-Udall Foundation, chairs the clinician measure partnership of the National Quality Forum, is a member of the Institute of Medicine and chairs the IOM’s Roundtable on Value and Science-Driven Medicine, and is a research associate at the National Bureau of Economic Research. He is a member of the Board of Directors of Johnson & Johnson and of Aviv REIT. He previously served as an administrator of the Centers for Medicare & Medicaid Services from 2004 to 2006 and as commissioner of the Food and Drug Administration from 2002 to 2004. He holds an M.D. from the Harvard-MIT Division of Health Sciences and Technology and a Ph.D. in Economics from MIT.

Dr. McClellan’s years of experience providing practical solutions to achieve high-quality, innovative, affordable health care with particular emphasis on identifying opportunities on the national, state and local levels make him a valuable member of our Board.

Sharon O’Keefe Director Director Since: 2013 Age: 62

Ms. O’Keefe is the President of the University of Chicago Medical Center (“UCMC”), a position she has held since February 2011. Previously, she served as President at Loyola University Medical Center, where she served from 2009 until her appointment at UCMC, and as Chief Operating Officer at Barnes-Jewish Hospital from 2002 until 2009. She currently serves on the National Institutes of Health Advisory board for Clinical Research and Finance Committee, the Illinois Hospital Association Board of Trustees, the University Healthcare Consortium board, the board of CURE: Citizens United for Research in Epilepsy and the board of Vocera Communications.

Ms. O’Keefe’s experience as a nationally recognized authority on hospital operations, health care quality, patient satisfaction and employee engagement qualifies her to serve on our Board.

Mark J. Parrell Director Director Since: 2013 Age: 47	Mr. Parrell is the Executive Vice President and Chief Financial Officer of Equity Residential, a NYSE-listed multifamily residential property REIT, which is a position he has held since October 2007. From August 2005 until October 2007, Mr. Parrell served as Equity Residential’s Senior Vice President and Treasurer, and from February 2003 to July 2005 he served as First Vice President in the capital markets group. Mr. Parrell currently serves as the Vice Chair of the Finance Committee of the National Multifamily Housing Council and a member of the B.B.A. Advisory Board for the Ross School of Business at the University of Michigan, his alma mater.

Ben W. Perks Lead Independent Director Director Since: 2013 Age: 72

Mr. Parrell’s experience as an executive of a growth-oriented S&P 500 REIT and U.S. finance background qualify him for service on our Board.

Mr. Perks was the Executive Vice President and Chief Financial Officer of Navigant Consulting, Inc. (“Navigant”), a NYSE-listed company, from May 2000 until his retirement in August 2007. Prior to joining Navigant, Mr. Perks was with PricewaterhouseCoopers LLP for 32 years, including 22 years as a Partner in the Audit and Financial Advisory Services groups.

Mr. Perks’ years of public company financial and accounting experience qualify him for service on our Board.

James H. Roth Director Director Since: 2013 Age: 56

Mr. Roth has served as Chief Executive Officer of Huron Consulting Group Inc., a strategy, technology and operations consulting company, since July 2009, was elected to Huron’s board of directors in November 2009, and was appointed as President of Huron in March 2011. Previously, he served as practice group leader of Huron’s Higher Education Consulting practice from the inception of Huron in 2002 until he became CEO. Mr. Roth has more than 30 years of consulting experience working with many of the premier research universities and academic medical centers.

Mr. Roth’s consulting, managerial and executive experience qualifies him to serve on our Board.

J. Russell Triedman Director Director Since: 2010 Age: 44

Mr. Triedman serves as a Partner at Goldberg Lindsay & Co., LLC, which he joined in 2001. Previously, he worked as a Principal at Bessemer Holdings from 2000 to 2001. He also worked as a Director at Fox Paine & Company, LLC, a San Francisco-based private equity firm, in the Mergers and Acquisitions and High Yield Finance groups at Cravath, Swaine & Moore LLP and in the private equity group of Brown Brothers Harriman & Co. Mr. Triedman also serves as a director of Continental Energy Systems LLC, Pike Electric Corporation, Pacific Architects and Engineers Incorporated, NuStar Asphalt LLC and Value Place Holdings LLC.

Mr. Triedman’s experience advising growth-oriented companies and his position with an affiliate of Aviv REIT’s largest stockholder, LG Aviv L.P., qualify him for service on our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the Board is not classified; instead, each of our directors serves until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies;

•	of the eleven directors who serve on the Board, the Board has determined that each of our directors, other than Mr. Bernfield, satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	we have opted out of the control share acquisition and business combination provisions of the Maryland General Corporation Law and, in the future, we may not opt back in to these provisions without stockholder approval; and

•	we do not have a stockholder rights plan, and we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if the Board adopts such a plan, we submit the plan to our stockholders for approval within twelve months of adoption, without which the plan will terminate.

Our directors stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications.

Director Independence

Our Corporate Governance Guidelines and the NYSE listing standards require that at least a majority of our directors, and all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, be “independent.” The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright -line criteria, the Board must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Board has affirmatively determined that each of our directors, other than Mr. Bernfield, satisfies the bright -line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. Therefore, we believe that all of these directors, who constitute a majority of the Board, are independent under the NYSE rules. In making its determination that each of our directors other than Mr. Bernfield is independent, our Board considered (i) with respect to the directors affiliated with Goldberg Lindsay & Co., LLC (“Lindsay Goldberg”), the ownership of our common stock by an affiliate of Lindsay Goldberg and (ii) with respect to Mr. Bobins, (1) the fact that he serves as the non-executive chairman of The PrivateBank and Trust Company, one of the lenders under our revolving credit facility, (2) that, while he was serving as a member of the advisory board of our predecessor, he facilitated the introduction of our company to Lindsay Goldberg for which he received a cash payment from Lindsay Goldberg and a 1% profits interest in LG Aviv L.P., the legal entity through which Lindsay Goldberg holds its interest in Aviv REIT, Inc. (“LG Aviv”), and (3) the fact that he continues to serve as a consultant to Lindsay Goldberg.

Board Leadership Structure

Due to our Chairman’s service as Chief Executive Officer of our company, he does not meet the NYSE’s standards for independence. Recognizing the importance of highly independent and empowered directors, the independent directors have appointed Ben Perks, the chair of the Audit Committee, as the Lead Independent Director. The Lead Independent Director’s responsibilities include, among others, presiding at the meetings of independent directors, advising the Chairman as to the quality, quantity and timeliness of information sent to the Board and serving as the principal liaison and facilitator between the independent directors and the Chairman.

Board Committees

Our Board has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board are reported to the Board, usually at the meeting following such action. Membership of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is each composed of three directors who are each independent by reference to the rules, regulations and listing standards of the NYSE. Our Board may from time to time establish other committees to facilitate the management of our company. Copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are posted on our website at www.avivreit.com.

The table below sets forth a summary of our committee structure and membership information.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
Craig M. Bernfield *				✓
Norman R. Bobins	✓
Michael W. Dees			✓	Chair
Alan E. Goldberg
Susan R. Lichtenstein			Chair
Mark B. McClellan, M.D., Ph.D.			✓
Sharon O’Keefe		✓
Mark J. Parrell	✓
Ben W. Perks **†	Chair			✓
James H. Roth		Chair
J. Russell Triedman		✓

*	Chairman of the Board
**	Lead Independent Director
†	Audit Committee Financial Expert

Audit Committee

The Audit Committee assists the Board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditor and the qualifications and performance of our internal auditor. The primary duties and responsibilities of the Audit Committee include, among other things:

•	reviewing and discussing the annual audited financial statements and quarterly financial statements with management and our independent auditor;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies;

•	reviewing reports to management prepared by our independent auditor and internal auditor and any responses to the same by management;

•	the appointment, retention, termination, compensation and oversight of our independent auditor and internal auditor;

•	reviewing our financial reporting processes and internal controls, based on consultation with our independent auditor and internal auditor;

•	discussing policies with respect to risk assessment and risk management, our major litigation and financial risk exposures and the steps management has taken to monitor and control such exposures;

•	establishing and reviewing the procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the report of the committee that U.S. federal securities laws require to be included in our annual Proxy Statement.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of our directors and executive officers. The primary duties and responsibilities of the Compensation Committee include, among other things:

•	reviewing and approving corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating his performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving our chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and monitoring our employee and management compensation and benefit plans and policies;

•	reviewing and making recommendations to the Board regarding our incentive-compensation plans and equity-based plans, policies and programs;

•	evaluating and recommending to the full Board appropriate compensation for our directors;

•	determining stock ownership guidelines for our chief executive officer and other executive officers; and

•	preparing the report of the committee that U.S. federal securities laws require to be included in our annual Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee discharges the Board’s responsibilities relating to corporate governance and the composition of our Board and its committees. The primary duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	making recommendations to the Board regarding changes to the size and composition of the Board or any committee thereof;

•	identifying, recruiting, screening and interviewing individuals that the committee believes are qualified to become Board members;

•	selecting, or recommending that the Board select, the director nominees to stand for election at each annual meeting of stockholders;

•	assessing the performance of incumbent directors, and considering attendance, participation and other relevant factors in determining whether to nominate such directors for reelection;

•	reviewing our corporate governance guidelines and director independence standards;

•	overseeing the self-assessment of the Board and its committees and overseeing the evaluation of management; and

•	conducting an annual performance evaluation of the Board and its committees.

Investment Committee

The Investment Committee discharges the Board’s responsibilities relating to certain real estate transactions. The primary duties and responsibilities of the Investment Committee include, among other things:

•	reviewing and approving transactions involving the acquisition or disposition of healthcare real property within established thresholds; and

•	reviewing and approving transactions involving the acquisition or disposition of non-healthcare real property within established thresholds.

Role of the Board and its Committees in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee, each of which addresses risks specific to their respective areas of oversight. In addition to receiving information from its committees, the Board receives updates directly from members of management. In particular, Mr. Bernfield, due to his management position, is able to frequently communicate with other members of our management team and update the Board on the important aspects of our day-to-day operations. The full Board also oversees strategic and operational risks.

The Audit Committee oversees our risk policies and processes relating to our financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of our independent registered public accounting firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.

The Nominating and Corporate Governance Committee oversees risks related to our governance structure and processes, including whether they are successful in preventing illegal or improper liability-creating conduct, while the Investment Committee reviews acquisition and other investment-related risks.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as either a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or Compensation Committee.

Board and Committee Meetings

In 2013, the Board held eight meetings, the Audit Committee held four meetings, the Compensation Committee held two meetings and the Nominating and Corporate Governance Committee held one meeting. The Investment Committee was established in January 2014 and therefore did not hold any meetings in 2013. Each director, with the exception of Messrs. McClellan and Triedman and Ms. O’Keefe, attended over 75% of the Board meetings and each director attended 100% of their respective committee meetings in 2013. We encourage directors to attend the annual meeting of stockholders. We became a public company in 2013, and we did not hold an annual meeting of stockholders after the completion of our initial public offering in 2013.

The independent directors of our Board have the opportunity to meet in executive session, without management present, at each quarterly Board and committee meeting. The Lead Independent Director presides over independent, non-management sessions of the Board.

Nomination of Directors

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors whose terms expire at the annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee takes into account many factors such as general understanding of various business disciplines (e.g., marketing or finance), understanding of the Company’s business environment, educational and professional background, judgment, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to Board duties. The Nominating and Corporate Governance Committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates.

In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from management and stockholders. Stockholder recommendations must be submitted in writing to Aviv REIT, Inc., 303 W. Madison Street, Suite 2400, Chicago, Illinois, 60606, Attention: Samuel H. Kovitz, Executive Vice President, General Counsel and Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director, if elected. The Nominating and Corporate Governance Committee may request additional information in order to evaluate the nominee.

Pursuant to the terms of an Investment Agreement between us and LG Aviv, an affiliate of Lindsay Goldberg, so long as LG Aviv holds at least 27.5% of our outstanding common stock (assuming all limited partnership units of our operating partnership not held by us are exchanged for shares of our common stock), LG Aviv will have the right to designate three of our nominees for election by our stockholders as directors. The right to designate nominees decreases as the percentage of our outstanding common stock (in each case assuming all partnership units of our operating partnership not held by us are exchanged for shares of our common stock) held by LG Aviv decreases, as follows:

•	if LG Aviv owns less than 27.5%, but at least 18.0%, then it will be entitled to designate two nominees;

•	if LG Aviv owns less than 18.0%, but at least 10%, then it will be entitled to designate one nominee; and

•	if LG Aviv owns less than 10%, then it will no longer be able to designate any nominees.

Pursuant to the Investment Agreement, LG Aviv is currently entitled to designate three individuals for nomination for election at the Annual Meeting, and LG Aviv has designated, and the Board has selected, Messrs. Dees, Goldberg and Triedman to be nominated at the Annual Meeting for election by our stockholders as directors.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Related Person Transactions Policy and our Whistleblower Policy, on our website at www.avivreit.com, and these documents are available in print to any stockholder upon request by writing to Aviv REIT, Inc., 303 W. Madison Street, Suite 2400, Chicago, Illinois, 60606, Attention: Samuel H. Kovitz, Secretary. Information on or connected to our website is not and should not be considered a part of this Proxy Statement.

Communication with the Board of Directors

Our Board has established a process for stockholders to send communications to our Board. Stockholders can send communications to our Board and, if applicable, to any committee or to specified individual directors in writing to Aviv REIT, Inc., 303 W. Madison Street, Suite 2400, Chicago, Illinois 60606, Attention: Board of Directors (or the name of the director or committee with whom the stockholder desires to communicate). Company employees do not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board and/or any such specified committee or individual directors.

The Audit Committee has adopted a process for anyone to send communications to the Audit Committee with concerns or complaints concerning our company’s regulatory compliance, accounting, audit or internal controls issues. Our confidential, anonymous web submission system can be accessed at https://avivreit.silentwhistle.com. Alternatively, anyone may call our whistleblower hotline toll-free at 800-372-5568.

COMPENSATION OF DIRECTORS

Cash Compensation. Each of our non-employee directors (excluding Messrs. Dees, Goldberg and Triedman) receives an annual cash retainer of $50,000. The director who serves as chair of the Audit Committee receives an additional annual cash retainer of $15,000, and each of the directors who serves as chairs of the Compensation Committee and the Nominating and Corporate Governance Committee receives an additional annual cash retainer of $7,500. We do not provide any per-meeting compensation to any of our directors. All members of our Board are reimbursed for their reasonable costs and expenses incurred in attending our Board meetings.

Equity-Based Compensation. Each of our non-employee directors (excluding Messrs. Dees, Goldberg and Triedman) receives an annual equity grant of unrestricted common stock with a grant date fair value of $65,000. In connection with our initial public offering in March 2013, each such director also received a one time equity grant of restricted stock with a grant date fair value of $135,000, vesting in equal parts on May 15, 2014, March 26, 2015 and March 26, 2016. Our Lead Independent Director receives an additional annual equity grant of unrestricted common stock with a grant date fair value of $10,000. The equity awards granted to our directors are made pursuant to our 2013 Long-Term Incentive Plan.

2013 Director Compensation. The following table summarizes the compensation that we paid to our non-employee directors (excluding Messrs. Dees, Goldberg and Triedman) in 2013. Neither Messrs. Dees, Goldberg and Triedman nor Mr. Bernfield, our Chairman and Chief Executive Officer, receive compensation for their services as directors. Information regarding compensation for Mr. Bernfield can be found in the “Executive Officer Compensation” section of this Proxy Statement.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)		Total
Norman R. Bobins	$50,000	$200,000		$250,000
Susan R. Lichtenstein	$57,500	$200,000		$257,500
Mark B. McClellan	$50,000	$200,000		$250,000
Sharon O’Keefe	$50,000	$200,000		$250,000
Mark J. Parrell	$50,000	$200,000		$250,000
Ben W. Perks	$65,000	$212,945	(3)	$277,945
James H. Roth	$57,500	$200,000		$257,500

(1)	The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all stock awards granted during 2013 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (FASB ASC Topic 718). See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year.
(2)	As of December 31, 2013, each individual who served as a non-employee director during 2013 had outstanding the following number of shares of common stock and stock options:

Name	Common Stock	Stock Options
Norman R. Bobins	12,227	28,912
Susan R. Lichtenstein	10,000	—
Mark B. McClellan	10,000	—
Sharon O’Keefe	10,000	—
Mark J. Parrell	10,000	—
Ben W. Perks	12,727	28,912
James H. Roth	10,000	—

(3)	Mr. Perks’ award for service as Lead Independent Director was granted in July 2013 and was calculated by reference to our initial public offering price.

Stock Ownership Guidelines

Our Board believes ownership by our directors of a meaningful financial stake in our Company serves to align the interests of our directors with those of our stockholders. Our Corporate Governance Guidelines require that our non-employee directors maintain equity ownership of a number of shares whose value equals five times his or her base annual cash retainer. The directors have five years from our initial public offering in March 2013 to achieve these guidelines. LG Aviv’s stock ownership will be attributed to Messrs. Dees, Goldberg and Triedman for purposes of these guidelines. Mr. Bernfield is subject to the stock ownership guidelines applicable to our named executive officers, which can be found in the “Executive Officer Compensation” section of this Proxy Statement.

EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of our executive officers and key employees. These officers are appointed annually by the Board and serve at the Board’s discretion.

Name	Age	Position
Craig M. Bernfield	53	Chairman of the Board and Chief Executive Officer
Steven J. Insoft	50	President and Chief Operating Officer
Mark L. Wetzel	55	Chief Financial Officer and Treasurer
Leticia Chavez	45	Executive Vice President, Administration
Samuel H. Kovitz	50	Executive Vice President, General Counsel and Secretary
Donna M. O’Neill	52	Chief Information and Accounting Officer
Joshua J. Kochek	35	Vice President, Investments
Steven R. Levin	56	Senior Vice President, Real Estate

The following are biographical summaries of the experience of our executive officers and key employees. For information on Mr. Bernfield, please see his biographical summary provided above under the caption “Proposal 1: Election of Directors.”

Steven J. Insoft. Mr. Insoft is our President and Chief Operating Officer and has served in such capacity since 2012, while previously serving as Chief Financial Officer and Treasurer. Prior to joining our company in 2005, Mr. Insoft spent eight years as a Vice President and Senior Investment Officer of Nationwide Health Properties, Inc., a publicly-traded REIT. Before that, he was President and Chief Financial Officer of CMI Senior Housing & Healthcare, Inc., a privately-held nursing home and assisted living facility operations and development company, for seven years. Mr. Insoft received an M.B.A. from Columbia University and a B.S.E. in Electrical Engineering from the University of Pennsylvania.

Mark L. Wetzel. Mr. Wetzel is our Chief Financial Officer and Treasurer and has served in such capacity since November 2013. Prior to joining the company, Mr. Wetzel served as Executive Vice President, Chief Financial Officer and Treasurer of DuPont Fabros Technology, Inc., a wholesale data center REIT, from 2008 to 2013, where he was responsible for all matters relating to accounting, corporate finance, capital markets and investor relations. From 2006 to 2007, Mr. Wetzel was the Chief Financial Officer of Vornado Realty Trust’s Merchandise Mart division. From 1994 to 2006, Mr. Wetzel served in various senior executive financial positions with Equity Residential, most recently serving as Senior Vice President and Chief Accounting Officer. Mr. Wetzel received an M.B.A. from Xavier University and a B.S. degree in Accounting from Gannon University. Mr. Wetzel is also a non-practicing Certified Public Accountant.

Leticia Chavez. Ms. Chavez is our Executive Vice President, Administration and has served with our Company since its formation in 2005. Prior to that, she was with Karell Capital Ventures, the predecessor entity to Aviv REIT, since 1988. Ms Chavez is responsible for administration, human resources and business management. She also has extensive involvement with operator and asset management matters.

Samuel H. Kovitz. Mr. Kovitz is our Executive Vice President, General Counsel and Secretary. Mr. Kovitz has served with our Company since its formation in 2005. Prior to that, Mr. Kovitz served as Vice President and General Counsel of Karell Capital Ventures, the predecessor entity to Aviv REIT, which he joined in 1996. From 1988 to 1996, he practiced law at Rudnick & Wolfe. Mr. Kovitz received a J.D. degree from Northwestern University and a B.S. degree in Accounting from the College of Business at the University of Illinois at Urbana-Champaign.

Donna M. O’Neill. Ms. O’Neill is our Chief Information and Accounting Officer and has served in such capacity since 2012, while previously serving as Senior Vice President, Finance. Prior to joining the company in 2008, Ms. O’Neill served as Vice President Finance and Principal Accounting Officer at Northfield Laboratories,

Inc. from 2006 and as its Controller from 2004, where she was responsible for oversight of accounting and financial reporting. Ms. O’Neill received a B.S. degree in Finance and an M.B.A. degree in Management Information Systems from DePaul University.

Joshua J. Kochek. Mr. Kochek is our Vice President, Investments. Prior to joining our Company in 2008, Mr. Kochek served as Vice President of healthcare lending at Bank of America, where he specialized in senior housing and long-term care. Before that, he served in various healthcare lending capacities at LaSalle Bank and GE Healthcare Financial Services. Mr. Kochek received a Bachelor’s degree in Finance from the University of Kentucky.

Steven R. Levin. Mr. Levin is our Senior Vice President, Real Estate. Prior to joining our Company in 2011, Mr. Levin served as the President of Continental Wingate Development Company, where he focused on development and construction activities and concentrated on healthcare and senior housing. Mr. Levin attended the Boston Architectural Center.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain ownership information with respect to the common stock of Aviv REIT and the limited partnership units (“OP units”) of Aviv Healthcare Properties Limited Partnership, a majority-owned subsidiary of Aviv REIT (the “Partnership”), which are redeemable for cash or, at Aviv REIT’s option, shares of common stock of Aviv REIT, in each case as of March 31, 2014, for each of the named executive officers and directors, individually, all executive officers and directors, as a group, and those persons known to us who directly or indirectly own, control or hold with the power to vote 5% or more of our outstanding common stock.

Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The address each of our executive officers and directors is c/o Aviv REIT, Inc., 303 West Madison Street, Suite 2400, Chicago, IL 60606.

	Shares/OP units Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent (2)
Named Executive Officers and Directors:
Craig M. Bernfield (3)	6,265,729	14.2%
Steven J. Insoft (4)	1,460,704	3.7%
Mark L. Wetzel	16,361	—
Norman R. Bobins (5)	36,639	*
Michael W. Dees	—	—
Alan E. Goldberg (6)	21,653,813	57.1%
Susan R. Lichtenstein (7)	5,500	*
Mark B. McClellan (7)	5,500	*
Sharon O’Keefe (7)	5,500	*
Mark J. Parrell (7)	5,500	*
Ben W. Perks (5)	37,139	*
James H. Roth (8)	35,541	*
J. Russell Triedman	—	—
All executive officers and directors as a group (18 persons) (9)	31,352,791	66.5%
5% Stockholders:
Craig M. Bernfield (3)	6,265,729	14.2%
LG Aviv L.P. (6)	21,653,813	57.1%
Karkomi Affiliates (10)	5,450,576	12.6%

*	Less than 1%
(1)	In accordance with SEC rules, beneficial ownership includes: (i) all shares the investor actually owns beneficially or of record; (ii) all shares over which the investor has or shares voting or dispositive control; and (iii) all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days). Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock and OP units beneficially owned.
(2)	Percentage ownership is determined based on a total of 49,446,462 shares of our common stock and OP units not held by us and outstanding as of March 31, 2014, comprised of 37,934,650 shares of Aviv REIT common stock and 11,511,812 OP units which may be redeemed at the option of the holder or, at our option and subject to certain limits, exchanged for shares of our common stock. The total number of OP units outstanding (and not held by us) used in calculating this percentage for each individual, entity or for directors and executive officers as a group assumes that none of the OP units (other than the OP units held by such individual, entity or group) are exchanged for shares of our common stock.

(3)	Includes: (i) 199,020 OP units held by CMB Aviv Acquisition, L.L.C., a Delaware limited liability company of which Mr. Bernfield is the sole member and manager; (ii) 3,108,706 OP units held by Craig M. Bernfield C Unit, L.L.C., a Delaware limited liability company of which Mr. Bernfield is a member and the sole manager; (iii) 2,416,969 stock options held by Mr. Bernfield and (iv) 171,962.5 stock options held by each of the Generation Trust f/b/o Jamie Lauren Bernfield c/u Bernfield Exempt Family Trust dated December 20, 2012 and the Generation Trust f/b/o Sari Jessica Bernfield c/u Bernfield Exempt Family Trust dated December 20, 2012, trusts for the benefit of Mr. Bernfield’s children of which Mr. Bernfield’s spouse serves as trustee. A total of 17,851 of such OP units are held by Mr. Bernfield subject to a phantom unit award grant to Mr. Insoft. Mr. Bernfield disclaims beneficial ownership of the securities held by Craig M. Bernfield C Unit, L.L.C. and such trusts except to the extent of his pecuniary interest therein.
(4)	Includes 87,491 OP units and 1,277,905 stock options. All of such OP units are held by Steven J. Insoft Investments, L.L.C., which is 99% owned by Mr. Insoft and 1% owned by his wife, Susan M. Insoft. Such OP units are also pledged as collateral to secure a loan in favor of Mr. Insoft.
(5)	Includes 2,250 shares of restricted stock and 28,912 stock options.
(6)	The reported securities are based solely on information as of December 31, 2013 contained in a Schedule 13G filed by LG Aviv L.P. on February 20, 2014. The Schedule 13G reports that LG Aviv L.P., Alan E. Goldberg and Robert D. Lindsay each has shared voting and dispositive power with respect to 21,653,813 shares. LG Aviv L.P. is the direct owner of the shares. The general partner of LG Aviv L.P. is LG Aviv GP, LLC (the “GP”). Messrs. Goldberg and Lindsay are the executive managers of the GP and, through a series of affiliated investment funds, share ownership and voting control of the GP. By virtue of this relationship, Messrs. Goldberg and Lindsay may be deemed to beneficially own securities held by LG Aviv L.P. Each of Messrs. Goldberg and Lindsay expressly disclaims beneficial ownership of such securities. The address for LG Aviv L.P., Mr. Goldberg and Mr. Lindsay is c/o Goldberg Lindsay & Co., LLC, 630 Fifth Avenue, 30th Floor, New York, New York 10111.
(7)	Reflects 2,250 shares of restricted stock.
(8)	Reflects 30,041 OP units and 2,250 shares of restricted stock.
(9)	Includes 15,750 shares of restricted stock, 3,541,109 OP units and 5,695,671 stock options.
(10)	The Karkomi Affiliates are stockholders affiliated to Zev Karkomi, one of our co-founders. The reported securities are based solely on information as of December 2, 2013 contained in a certification delivered by the Karkomi Affiliates on December 3, 2013. Reflects (i) 1,151,792 OP units held by the ZK Gift Trust for Susan U/A/D 12/9/91, (ii) 1,096,515 OP units held by the ZK Gift Trust for Vicki U/A/D 12/9/91, (iii) 847,866 OP units held by the SK 2011-C Annuity Trust U/A/D 4/1/2011, (iv) 647,038 OP units held by the ZK Gift Trust for Ari U/A/D 8/31/06, (v) 559,280 OP units held by Progressive Health Care Group Inc., (vi) 523,499 OP units held by the SK 2011-A Annuity Trust U/A/D 4/1/2011 and (vii) 624,586 OP units held by other members of the Karkomi Affiliates. Ari Ryan, who served as a member of our Board of Directors from September 2010 through March 2013, is a member of the Karkomi Affiliates, or a trustee, co-trustee, beneficiary, president, business advisor, stockholder or executor of certain Karkomi Affiliate, as applicable. Leticia Chavez, our Executive Vice President, Administration, is a co-trustee or stockholder of certain Karkomi Affiliates, as applicable. The address of the Karkomi Affiliates is c/o Ari Ryan, 10727 Wilshire Blvd. #2001, Los Angeles, CA 90024.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2013 these persons timely filed all reports they were required to file under Section 16(a) except that, due to an administrative error, the grant of dividend equivalent units to each of our executive officers on September 16, 2013 was reported late on a Form 4 filed October 24, 2013.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected the accounting firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014, and the Board is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee charter, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate practice. Ernst & Young LLP has served as our independent registered public accounting firm since 2010 and is considered by our management to be well qualified. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services rendered to us by Ernst & Young LLP for the years ended December 31, 2013 and 2012:

	2013	2012
Audit fees (1)	$1,047,000	$969,000
Audit-related fees (2)	1,995	—
Tax fees (3)	780,198	648,735
All other fees (4)	—	—

Total fees	$1,829,193	$1,617,735

(1)	Audit fees represent fees billed or accrued for professional services rendered for the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by our auditors in connection with statutory and regulatory filings or engagements. In 2013 and 2012, fees of $151,000 and $157,500, respectively, were incurred for review of our consolidated financial statements included in the offering memorandum related to our private placement of senior unsecured notes and in the Registration Statement on Form S-4 related to a subsequent exchange offering of such notes. In 2013 and 2012, fees of $323,500 and $291,500, respectively, were incurred for review of our Registration Statement on Form S-11 related to our initial public offering.
(2)	Audit-related fees represent fees billed for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2013, fees of $1,995 were incurred for subscriptions to accounting and tax information services. No such fees were incurred in 2012.
(3)	Tax fees represent fees billed for professional services rendered for tax compliance, tax advice and tax planning. In 2013 and 2012, fees of $780,193 and $978,000, respectively, were incurred for assistance with the preparation of tax returns and other tax-related services.
(4)	All other fees represent fees billed for services other than those reported as “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” There were no such fees incurred during 2013 or 2012.

Pre-Approval Policies and Procedures

The Audit Committee or one or more of its members pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee approved all services to be performed by our independent registered public accounting firm during 2013 and 2012.

AUDIT COMMITTEE REPORT

The following is a report by the Audit Committee regarding the responsibilities and functions of the Audit Committee.

The Audit Committee oversees the company’s financial reporting process on behalf of the Board, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including implementing and maintaining effective internal control over financial reporting, and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and Ernst & Young LLP the audited financial statements for the year ended December 31, 2013 contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Annual Report on Form 10-K for the year ended December 31, 2013.

In addition, the Audit Committee received and discussed the written disclosures and the letter from Ernst & Young LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, discussed with Ernst & Young LLP the firm’s independence from management and the Audit Committee, and discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board.

In reliance on the reviews and discussions referred to above, prior to the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC, the Audit Committee recommended to the Board (and the Board agreed) that the audited financial statements be included in such Annual Report for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

AUDIT COMMITTEE

Ben W. Perks (Chairman)

Norman R. Bobins

Mark J. Parrell

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

The following summary of the compensation arrangements of our named executive officers (defined in 2013 as our Chairman and Chief Executive Officer, our President and Chief Operating Officer and our Chief Financial Officer and Treasurer) should be read together with the executive compensation tables and related footnote disclosures detailed below.

Compensation Program Objectives

The primary goal of our executive compensation program is to attract, motivate and retain top-caliber talent needed to lead us in achieving business success. Our compensation approach has traditionally been reflective of the operation of our business as a closely held private company and the compensation tools available to us in that structure. Prior to our becoming a public company, the principal owners were solely responsible for setting and adjusting the overall design of our pay programs for the named executive officers. As such, historically, our Chairman and Chief Executive Officer has negotiated executive compensation packages as part of the hiring process and reviewed each executive’s compensation as part of the annual performance review and budgeting process. In conjunction with our initial public offering in March 2013, the Compensation Committee was formed and is now responsible for reviewing and approving the compensation of our named executive officers.

Prior to our initial public offering, our Chairman and Chief Executive Officer set each executive’s compensation for 2013. In connection with our initial public offering, our Compensation Committee performed a comprehensive review of our executive compensation program to evaluate whether any modifications to the program were warranted in connection with or following our initial public offering. Based on such review, the committee maintained our compensation philosophy of targeting executive pay to approximate the median of a competitive market, defined by reference to other publicly-traded real estate companies of similar size, and delivering the majority of executive compensation opportunity through performance-based programs designed to provide that our executives earn competitive pay only if our performance warrants such pay.

Our post-offering annual incentive program reflects prevalent practices within our competitive market and provides our named executive officers the opportunity to earn cash incentive awards based on the level of achievement of pre-defined measures of our financial performance that we believe are closely linked to stockholder value. Our named executive officers have the vast majority of their annual incentive opportunity tied to these pre-defined measures. Our Compensation Committee also implemented a long-term incentive program under the Company’s 2013 Long-Term Incentive Plan that provided Messrs. Bernfield and Insoft with the opportunity to earn 75% of their annual equity grant based upon our achievement of competitive total shareholder return in comparison to indices of publicly-traded real estate companies over a multi-year performance period. The ultimate value of the performance-based awards, if any, will be directly tied to future relative total shareholder return, future share price and dividend performance. The remaining portion of the 2013 annual equity grants consists of time-based equity awards, which will vest at the end of a three-year vesting period.

Compensation Changes in 2013

In preparation for our initial public offering in 2013 and in order to ensure that our programs offer compensation that is competitive with best practices of publicly traded companies, our Compensation Committee performed a comprehensive review of our executive compensation program. Our historical, performance-oriented compensation programs required modification to reflect market best practices and our public company structure. Changes to named executive officer compensation that the Committee approved for 2013 include:

•	Development of two peer groups for comparison of named executive officer pay levels – a group of publicly traded REITs engaged in the ownership and/or operation of healthcare-related properties and a group of publicly traded REITs of similar size, in terms of market capitalization. The companies comprising these groups are discussed in detail below.

•	Increases to base salaries – these increases ranged from 3.0% to 9.0% and were made to reflect increased responsibility as well as to bring salaries more in line with market median.

•	Increases to annual incentive opportunity levels – we had historically provided annual incentive opportunity that reflected our privately-held structure and prior compensation systems.

•	Modifications to annual incentive program – as a public company, the number of measures used to assess performance for purposes of incentive compensation were reduced to narrow focus to specific, objective financial, strategic and operating metrics, which are discussed in more detail below.

•	New long-term incentive program – given our ability to utilize publicly traded equity to deliver compensation directly tied to shareholder value, we implemented a long-term incentive compensation program that provides for the grant of restricted stock units (“RSUs”) to executives. Seventy-five percent of the target award value is eligible to vest only if our total shareholder return (“TSR”) meets or exceeds that of our competitive market, currently defined by two REIT indices. The remaining 25% of the award vests at the end of a three-year period of continued employment. This program is modeled after market best practices and also reflects a decision we made to be more aligned with shareholders than is typical among our peers.

Evolution of Our Compensation Program

Our compensation philosophy is to provide compensation opportunity levels that approximate market median levels and which can only be achieved upon satisfaction of our operating and financial goals and strategic objectives. We have implemented a performance-based compensation program to ensure that a meaningful level of each executive’s compensation is tied to the achievement of our financial and operating goals.

During 2013, the Compensation Committee retained Pay Governance LLC (the “Consultant”) to assist us in assessing competitive market pay levels and program designs. In establishing compensation opportunity levels for our executive officers for 2013, the Consultant gathered compensation data from a number of sources:

•	proxy data obtained from publicly-traded healthcare industry REITs or real estate companies;

•	proxy data obtained from publicly-traded REITs or real estate companies of similar size to us, as measured by market capitalization; and

•	survey data obtained from the NAREIT Compensation Survey, which includes more than 100 participating companies, which was adjusted to include participants of similar size and/or industry/asset focus to us.

We believe that the peer groups (which we define as publicly-traded REITs and real estate companies of relevant industry and/or size scope) constitute a critical component of the market where we compete for executive talent. At the time of our executive compensation review of 2013 compensation decisions, our two comparator groups consisted of the following organizations:

Publicly-Traded Health Care Industry REITs and Real Estate Companies*

• Healthcare Realty Trust Inc.	• Omega Healthcare Investors Inc.

• Healthcare Trust of America, Inc.	• Sabra Health Care REIT, Inc.

• LTC Properties Inc.	• Senior Housing Properties Trust

• Medical Properties Trust Inc.	• Universal Health Realty Income Trust

• National Health Investors Inc.

*	In addition to these nine companies, we also reviewed pay design practices for three other industry peers, HCP, Inc., Health Care REIT, Inc. and Ventas, Inc., who we viewed as too large to use in direct pay level comparisons.

Publicly-Traded REITs and Real Estate Companies of Similar Size to Us

• Acadia Realty Trust	• Franklin Street Properties Corp.

• Altisource Portfolio Solutions S.A.	• Government Properties Income Trust

• American Assets Trust, Inc.	• Hersha Hospitality Trust

• Anworth Mortgage Asset Corporation	• Lexington Realty Trust

• Capstead Mortgage Corp.	• Pebblebrook Hotel Trust

• Education Realty Trust, Inc.	• Redwood Trust, Inc.

• First Industrial Realty Trust Inc.	• Sovran Self Storage, Inc.

• First Service Corp.	• Strategic Hotels & Resorts, Inc.

2013 Executive Compensation Components

Our 2013 executive compensation program consisted of the following elements, each of which is described in more detail below:

Element	Description	Rationale
Base salary	• Based on position-specific responsibilities and performance • Paid at a rate established at the beginning of each year	• Required to deliver competitive pay and attract and retain required talent

Annual incentive	• Opportunity to earn a percentage of base salary based upon performance against pre-determined company and individual performance objectives (awards to NEOs are based purely on company performance)	• Provide compensation opportunity that encourages strong performance and focuses individuals on key strategic goals related to company performance • Provide competitive earning opportunity

Equity 1. Long-Term Incentive Plan 2. Management Equity Interests in LG Aviv L.P.	• Differentiated equity awards granted based on level of responsibility, seniority and/or ability to influence value creation	• Aligns executives with stockholder value creation • Provides a long-term incentive vehicle to provide additional performance-based pay opportunity • Creates a retention mechanism

Benefits and Perquisites	• Consistent with those offered to all employees	• Executives should not receive preferential perquisite, health or welfare treatment

Base Salary

Salaries for named executive officers are established based on position-specific responsibilities, taking into account competitive market compensation for similar positions, the skills and experience of the individual, internal equity among executive officers, individual performance, and other relevant subjective factors. Base salaries have historically been reviewed annually and adjustments made where deemed appropriate, or at other times to reflect significant changes in job responsibilities or market conditions. As previously described, the Compensation Committee reviewed and, in come cases, adjusted base salaries as part of its comprehensive review. The Compensation Committee will review and approve salaries on an annual basis going forward.

Annual Incentive Awards

For fiscal year 2013, cash awards were eligible to be earned under our annual incentive program. Based on its comprehensive review, the Compensation Committee established target annual incentive opportunities, which considered external benchmarks and best practices, as well as internal considerations. The table below sets forth the annual incentive award opportunity levels for our named executive officers, as a percent of base salary.

	Threshold	Target	High	Portion of Award Tied to Corporate Performance
Craig M. Bernfield	62.5%	125.0%	250.0%	100.0%
Steven J. Insoft	40.0%	80.0%	160.0%	100.0%
Mark L. Wetzel (1)	N/A	N/A	N/A	N/A

(1)	Mr. Wetzel was hired in November 2013 and did not participate in the company’s 2013 annual incentive program.

All employees had some portion of their annual incentive opportunity tied to the performance of the business as a whole. The corporate performance goals used in determining 2013 annual incentives for the named executive officers are set forth below:

Weighting (as a % of Total Corporate Component)
AFFO Growth (1)	75%
Strategic and Operational Performance (2)	25%

(1)	Reflects the growth in diluted funds from operations (FFO) per share as defined by NAREIT, adjusted to exclude certain non-cash charges to arrive at adjusted FFO (AFFO).
(2)	Reflects the Compensation Committee’s assessment of Company performance in a number of areas, including earnings before interest, taxes, depreciation, amortization and rent expense (EBITDAR) coverage, investment and management effectiveness.

Equity Awards

Long-Term Incentive Plan

In connection with our initial public offering, we adopted the Aviv REIT, Inc. 2013 Long-Term Incentive Plan to help facilitate implementation of our future compensation programs as a public company. The 2013 Long-Term Incentive Plan is structured with a view to providing our Compensation Committee with flexibility to structure a compensation program that provides a range of potential incentive awards to our executive officers, directors, employees and consultants generally, on a going-forward basis.

For 2013, the long-term incentive awards for named executive officers consisted of performance-based and time-based RSUs, weighted 75% and 25%, respectively. One-half of the 2013 performance-based RSUs will be eligible to vest at the end of 2014 (with vesting based on continued employment and TSR performance from the initial public offering through the end of 2014) and one-half will be eligible to vest at the end of 2015 (with vesting based on continued employment and TSR performance from the initial public offering through the end of 2015). Relative performance will be measured approximately 50% against companies comprising the NAREIT Equity Index and approximately 50% against the companies comprising the Bloomberg Healthcare REIT Index. Payouts will be based on percentile ranking as compared to the comparison group in accordance with the following table:

Company Percentile Rank v. Comparison Group	Vesting Percentage
Below 30th percentile	0%
30th – 50th percentiles	50%
50th – 63rd percentiles	100%
63rd – 75th percentiles	150%
75th percentile and above	200%

One-half of 2013 time-based RSUs will vest if the named executive officer is still employed at the end of 2014 and the remaining 50% of the 2013 time-based RSUs will vest at the end of 2015 (with vesting based on continued employment).

The following table sets forth the number of time-based RSUs and performance-based RSUs granted to Messrs. Benfield and Insoft during 2013 pursuant to the long-term incentive program. As discussed further below, in connection with the commencement of his employment with us, Mr. Wetzel received an equity grant of 91,743 time-based RSUs in lieu of a 2013 long-term incentive award.

Named Executive Officer	Time-Based RSUs	Performance-Based RSUs
Craig M. Bernfield	11,250	23,689
Steven J. Insoft	8,750	18,425

Management Equity Interests in LG Aviv L.P.

In connection with our initial public offering, the holders of option awards under our historic equity incentive plan received a new class of units of LG Aviv L.P., the legal entity through which Lindsay Goldberg holds its interest in Aviv REIT, equal to the number of options held by such persons immediately prior to the consummation of our initial public offering. Under the limited partnership agreement of LG Aviv L.P., the units are entitled to receive an aggregate distribution amount equal to 14.9% of the dividend distributions declared and received by LG Aviv L.P. after the consummation of our initial public offering in respect of its shares of our common stock. The distribution amount will be paid ratably to each holder of such units on the distribution date in the proportion that the total number of units held by such holder bears to the total outstanding units of the same class. Any units payments will be paid, if at all, on the earlier of (i) the last day of the calendar quarter in which dividends were paid to our stockholders and (ii) three business days following the named executive officer’s termination of employment with us.

Historic Equity Programs

OP Unit Awards. Prior to our initial public offering, Mr. Insoft, in recognition of his service to our company, was granted Class D units in our operating partnership. Outstanding Class D units vested in connection with our initial public offering in March 2013 and were converted into OP units of our operating partnership in connection with the reorganization of our operating partnership upon the consummation of our initial public offering. In addition, in connection with Mr. Insoft’s hiring in 2007 and our desire for him to participate in an equity-based arrangement that would align him with investors, Mr. Insoft was granted phantom Class C units in our operating partnership with a value equal to 5% of the Class C units as of any date. All of the phantom Class C units granted vested on or prior to December 31, 2012 and 60% were settled in Class C units. The Class C units were converted into OP units of our operating partnership in connection with the reorganization of our operating partnership upon the consummation of our initial public offering.

Management Incentive Plan. Prior to our initial public offering, Mr. Bernfield, Mr. Insoft and other employees were granted stock options under our 2010 Management Incentive Plan (“MIP”), which was adopted in 2010 in conjunction with our strategic equity transaction with an affiliate of Lindsay Goldberg. We no longer make grants under the MIP. Outstanding awards granted under the MIP had two components: (i) time-based nonqualified stock options, which are options to purchase shares of common stock of Aviv REIT at a price established at the time of grant, subject to time-based vesting, and (ii) performance-based nonqualified stock options, which are options to purchase shares of common stock of Aviv REIT at a price established at the time of grant, subject to performance-based vesting. In connection with our initial public offering, all options outstanding under the MIP, representing options to purchase 5,870,318 shares with a weighted average exercise price of $17.47 per share, became fully-vested. In addition, participants in the MIP received dividend equivalents on their options awarded under the MIP. Dividend equivalents accrued and unpaid prior to the consummation of our initial public offering in the approximate amount of $14.8 million were paid in shares of our common stock, net of applicable withholding of approximately $6.5 million, in an amount based on the initial public offering price of our common stock. The following table represents the dividend equivalents that were paid to our named executive officers in connection with our initial public offering. Mr. Wetzel was not employed at the time of our initial public offering and, accordingly, did not receive dividend equivalents.

Named Executive Officer	Dividend Equivalents
Craig M. Bernfield	197,109
Steven J. Insoft	95,308

No dividend equivalents were paid for any MIP options with respect to periods after the date of our initial public offering.

Benefits and Perquisites

Each of our named executive officers participates in the retirement and health/welfare benefit plans generally available to all employees. We maintain a 401(k) plan for our eligible employees, including our named executive officers. We have not historically made matching contributions or profit sharing contributions to the 401(k) plan. An employee’s deferrals under our 401(k) plan are 100% vested and nonforfeitable when made to the plan. In 2013, we did not offer any perquisites to our named executive officers.

Stock Ownership Guidelines

Our named executive officers are required to maintain equity ownership of a number of shares whose value equals a multiple of his or her base salary. Our Chief Executive Officer is required to hold five times his base salary, while each of our named executive officers is required to hold three times his base salary. The executives will have five years to achieve these guidelines.

Policy on Hedging and Pledging of Company Securities

We consider it inappropriate for any director or officer to enter into speculative transactions in our Company’s securities. Therefore, we prohibit the purchase of or sale of puts, calls, options or other derivative instruments related to our Company’s securities or debt. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Additionally, directors and officers may not purchase our Company’s securities on margin or borrow against any account in which our securities are held.

2013 Summary Compensation Table

The following table sets forth the 2013 and 2012 compensation earned by or granted to each of our named executive officers and to our former Chief Financial Officer:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)	Total ($)
Craig M. Bernfield	2013	$625,000	$0	$1,368,165	$970,703	$1,129,027	$4,092,895
Chairman and Chief Executive Officer	2012	$590,000	$0	$325,104	$354,000	$0	$1,269,104

Steven J. Insoft	2013	$395,000	$0	$1,083,301	$392,630	$568,027	$2,438,958
President and Chief Operating Officer	2012	$362,500	$0	$149,763	$117,194	$0	$629,457

Mark L. Wetzel (3)	2013	$48,433	$249,000	$2,333,024	$0	$0	$2,630,457
Chief Financial Officer and Treasurer

James H. Lyman (4)	2013	$288,333	$0	$281,180	$0	$145,913	$715,426
Chief Financial Officer and Treasurer

(1)	For 2013, the amounts in this column represent equity awards granted under our 2013 Long-Term Incentive Plan. The amounts reported in this column for 2013 are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, with the values reported for the performance-based RSUs calculated based on the probable satisfaction of the market-based vesting conditions for such awards. The grant date fair value of the performance-based RSUs does not correspond to the actual value that may be recognized by each of the named executive officers with respect to these awards, which may be higher or lower based on a number of factors, including the Company’s performance, the performance of the companies in comparison group, stock price fluctuations and applicable vesting. Under FASB ASC 718, the vesting condition related to the performance-based RSUs granted is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year.
(2)	Amounts in this column represent, for Messrs. Bernfield, Insoft and Lyman, $1,129,027, $522,545 and $71,344, respectively, in distributions received on equity interests in LG Aviv L.P. In addition, amounts represent, for Mr. Insoft, $45,482 in distributions received on phantom units of our operating partnership and, for Mr. Lyman, $75,569 in severance.
(3)	Mr. Wetzel was hired as Chief Financial Officer and Treasurer of the Company, effective November 12, 2013.
(4)	Mr. Lyman is no longer serving as Chief Financial Officer and Treasurer of the Company, effective November 8, 2013.

Narrative to Summary Compensation Table

Wetzel Employment Agreement

On November 8, 2013, the Company and Mr. Wetzel entered into an Employment Agreement (the “Employment Agreement”) providing for Mr. Wetzel’s employment as Chief Financial Officer and Treasurer of the Company for a term of four years with a base salary of $345,000 per year. Mr. Wetzel also received a cash payment of $249,000 on February 1, 2014, which represents annual cash incentive compensation for the full year

2013. In lieu of an annual long-term incentive award for 2013, Mr. Wetzel was granted a replacement equity award of 19,944 time-based RSUs with a grant date value equal to $500,000 vesting in equal amounts on November 12, 2014, 2015 and 2016 and 71,799 time-based RSUs with a grant date value equal to $1.8 million vesting in equal amounts on March 1, 2014, 2015 and 2016, in each case subject to continued employment through the applicable vesting date. In 2014, Mr. Wetzel will be eligible for an annual incentive cash payment of 60% of his base salary, or $207,000, with a potential to earn two times that amount based on successful achievement of defined company performance. In 2014, Mr. Wetzel will also be eligible for a long-term incentive grant of time-based and performance-based RSUs with a target value of $750,000. The Employment Agreement provides for the reimbursement of reasonable relocation expenses, and for Mr. Wetzel’s participation in the Company’s benefit plans.

Lyman Severance Agreement

On December 6, 2013, the Company and Mr. Lyman entered into a Separation Agreement and Release (the “Separation Agreement”) pursuant to which Mr. Lyman has agreed to a general release of claims with respect to the Company. In consideration for his general release, and subject to compliance with the terms of the Separation Agreement, Mr. Lyman will receive severance payments (less standard withholdings and deductions, as required by applicable law) in the gross amount of $162,500 (equal to six months of Mr. Lyman’s base pay), payable in twelve equal installments in accordance with the Company’s normal payroll practices beginning with the payroll period on December 31, 2013 and additional severance payments (less standard withholdings and deductions, as required by applicable law) in the gross amount of $113,750 (equal to one half of Mr. Lyman’s target annual incentive for 2013), payable in two equal installments on February 28, 2014 and May 30, 2014. The RSUs held by Mr. Lyman were forfeited in connection with his separation. The stock options held by Mr. Lyman will be forfeited if not exercised by April 19, 2014, which is the date that is 30 days after the expiration date of the lock-up agreement Mr. Lyman entered into in connection with our initial public offering.

2013 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning unexercised options and outstanding stock awards held by our named executive officers at December 31, 2013:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price		Option Expiration Date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested (3)		Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (4)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not yet vested (3)
Craig M. Bernfield	1,660,234 36,885 35,316 89,467 608,106 179,661 151,225 — —	— — — — — — — — —	$ $ $ $ $ $ $	16.56 17.96 18.62 18.87 18.87 18.65 18.65 — —	9/10/2020 9/30/2020 1/4/2021 10/28/2021 12/27/2021 3/28/2022 7/24/2022 — —	— — — — — — — 11,250 —	(1)	$	— — — — — — — 266,625 —	— — — — — — — — 23,689	$	— — — — — — — — 1,122,859

Steven J. Insoft	885,445 19,680 18,834 47,631 153,822 83,310 69,183 — —	— — — — — — — — —	$ $ $ $ $ $ $	16.56 17.96 18.62 18.87 18.87 18.65 18.65 — —	9/10/2020 9/30/2020 1/4/2021 10/28/2021 12/27/2021 3/28/2022 7/24/2022 — —	— — — — — — — 8,750 —	(1)	$	— — — — — — — 207,375 —	— — — — — — — — 18,425	$	— — — — — — — — 873,345

Mark L. Wetzel	—	—		—	—	91,743	(2)		$2,300,000	—		—

(1)	One-half of these RSUs vest if the named executive officer is still employed at the end of 2014 and the remaining 50% of these RSUs vest at the end of 2015.
(2)	Of this amount, 19,944 time-based RSUs will vest in equal amounts on November 12, 2014, 2015 and 2016 and 71,799 time-based RSUs will vest in equal amounts on March 1, 2014, 2015 and 2016, in each case subject to continued employment through the applicable vesting date.
(3)	The market value of shares or units of stock that have not vested reflects a stock price of $23.70, the closing stock price on December 31, 2013.
(4)	One-half of the 2013 performance-based RSUs will vest at the end of 2014 (with vesting based on continued employment and TSR performance from the initial public offering through the end of 2014) and one-half will vest at the end of 2015 (with vesting based on continued employment and TSR performance from the initial public offering through the end of 2015).

Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control

Each of our named executive officers serves at the pleasure of our board of directors. The disclosure below describes certain compensation that may become payable to Mr. Wetzel as a result of a qualifying termination of employment, based on his Employment Agreement. In addition, the following disclosure describes the impact of a qualifying termination of employment, a corporate transaction or a change in control under the terms of the equity awards held by each of our named executive officers.

Wetzel Employment Agreement. In the event of termination by the Company without cause or by Mr. Wetzel for good reason (each as defined in the Employment Agreement), or upon Mr. Wetzel’s death or disability, he will receive accrued and unpaid salary and benefits to which he is entitled and continuation of health insurance coverage for him and/or his family under the Company’s group health plans for one year. In addition, in the event (i) of termination by the Company without cause or by Mr. Wetzel for good reason, he will receive a lump sum severance payment in an amount equal to two times the sum of his annual salary plus the average of his three most recent annual incentive cash payments received from the Company (or, if fewer than three such payments, the highest); and (ii) of termination upon Mr. Wetzel’s death or disability, Mr. Wetzel or his beneficiary or estate, as applicable, will receive a pro rated target annual bonus for the year in which the termination occurs.

Options Granted to Bernfield and Insoft. The following is a summary of the termination and change in control provisions governing the options granted to Messrs. Bernfield and Insoft:

•	In the event of an executive’s termination for any reason, options may thereafter be exercised by the executive until the earliest to occur of (i) the date which is 30 days after the effective date of the termination and (ii) the expiration date of the award, if applicable.

•	In the event of a Corporate Transaction, or in the event of a Change in Control, the Board may take action such as (i) providing that outstanding awards be assumed by the acquiring company; (ii) providing that equivalent awards be substituted by the acquiring company; and/or (iii) providing for receipt by the executive of a cash and/or equity payment based on the difference between the transaction price and the exercise price.

RSUs Granted to NEOs. The RSUs granted to our named executive officers generally contain the following termination and change in control provisions:

•	In the event of an executive’s termination for any reason, unvested RSUs will be forfeited.

•	In the event of a Corporate Transaction, or in the event of a Change in Control, the Board may take action such as (i) providing accelerated vesting of the award; (ii) providing that outstanding awards be assumed by the acquiring company; (iii) providing that equivalent awards be substituted by the acquiring company; and/or (iv) providing for receipt by the executive of a cash and/or equity payment based on the difference between the transaction price and the exercise price.

Equity Compensation Plan Information

We may issue options to purchase shares of common stock, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units and performance units pursuant to the Aviv REIT, Inc. 2013 Long-Term Incentive Plan. In the past, we have also issued options to purchase shares of common stock under the MIP and have entered into agreements with certain of our employees pursuant to which we have issued OP units and phantom partnership units of our operating partnership. The following table sets forth, as of December 31, 2013, information with respect to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	6,126,230	$47.94	1,802,346
Equity compensation plans not approved by security holders (2)	486,280	—	—

Total	6,612,510	$47.94	1,802,346

(1)	Represents 5,870,138 options to purchase common stock issued pursuant to the MIP and 256,092 shares of common stock, shares of restricted stock and restricted stock units issued pursuant to the 2013 Long-Term Incentive Plan. For a description of the material features of the awards made pursuant to the MIP and 2013 Long-Term Incentive Plan, please see Note 14, “Equity Compensation Plan” under Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	Represents 136,597 OP units of our operating partnership issued pursuant to Class D Unit Award Agreements and 35,702 phantom OP units of our operating partnership issued pursuant an Amended and Restated Phantom Partnership Unit Award Agreement.

COMPENSATION COMMITTEE REPORT

The following is a report by the Compensation Committee regarding our executive officer compensation program.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board (and the Board agreed) that it be included in this Proxy Statement.

COMPENSATION COMMITTEE

James H. Roth (Chairman)

Sharon O’Keefe

J. Russell Triedman

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders an opportunity to indicate whether they support our compensation program for our named executive officers as described in this Proxy Statement by voting for or against the resolution that appears below. This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our executive compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives while aligning their interests with those of our stockholders. To achieve these goals, significant portions of targeted compensation may only be earned upon achievement of specific performance goals and are delivered in the form of equity. Base salary is the only type of compensation awarded to our named executive officers that is fixed and, therefore, independent of our performance.

We believe that a majority of the compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company performance. For short-term incentive compensation, we provide the opportunity to earn annual cash awards only upon achievement of specific short-term objectives, including our annual FFO per share. For long-term incentive compensation, we grant a combination of time and performance vesting equity-based awards. The majority of the equity-based awards granted to our CEO and other named executive officers is in the form of performance-based stock units that vest only upon achievement of goals tied to the performance of our common stock relative to two REIT stock indices over a three-year performance period. We believe equity-based awards that vest over multiple years ensures that the majority of each executive’s compensation opportunity is tied to our stockholders, with emphasis on share price appreciation and dividend growth, for the executives to realize value. We do not provide any perquisites or benefits to our officers that are not offered to all of our employees.

Prior to voting on this proposal, stockholders are encouraged to read the sections entitled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2013. For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our stockholders, and we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In addition to the non-binding advisory approval of our executive compensation program, we are also presenting the following proposal, which gives you as a stockholder the opportunity to inform us as to how often you wish us to include a proposal, similar to Proposal 3, in our Proxy Statement. While the Board intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

After careful consideration, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for the Company. Therefore, the Board recommends that you vote for an annual advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

If no option receives a majority of the votes cast, then the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “ONE YEAR” WITH RESPECT TO THE FREQUENCY WITH WHICH A STOCKHOLDER VOTE TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN OUR PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions are transactions in which we are a participant where the amount involved exceeds $120,000, and a member of our Board or nominee, an executive officer or a holder of more than 5% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest.

We have adopted a related person transactions policy to address the reporting, review, approval and ratification of related party transactions. Pursuant to the policy, each related person transaction must be approved or ratified by the Audit Committee of the Board or, if the Audit Committee determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board, by such disinterested members of the Board by the vote of a majority thereof. In considering whether to approve or ratify any related person transaction, the Audit Committee or the disinterested members of the Board, as the case may be, consider all relevant facts, including the size of the transaction and the amount payable to a related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest and whether terms of the transaction are fair to us.

The following is a summary of related person transactions since January 1, 2013, other than compensation arrangements which are described under “Executive Officer Compensation” and “Compensation of Directors.” The related person transactions listed below were all approved by our Board.

Strategic Equity Transaction with Lindsay Goldberg. In 2010, we consummated a strategic equity transaction with LG Aviv, an affiliate of Lindsay Goldberg, through which Aviv REIT was formed. As a result of the transaction and subsequent investments, LG Aviv owns a majority of the equity of Aviv REIT. Pursuant to the terms of an Investment Agreement between us and LG Aviv, LG Aviv has agreed, among other things, that, while the Investment Agreement is in effect, in connection with any merger to which we are a party, a sale of all or substantially all of our assets, plans of liquidation involving Aviv REIT, or issuances of our capital stock, in each case, to the extent such matter is submitted to a vote of stockholders or included in a consent solicitation of our stockholders, it will cast the number of the total votes it is entitled to cast which represent its implied ownership percentage of the operating partnership in its sole and absolute discretion and will cast any votes in excess of such amount for and against such proposal in the same proportions as our other stockholders that are unaffiliated with LG Aviv.

Management Equity Interests in LG Aviv L.P. In connection with the elimination of dividend rights for options issued under our 2010 Management Incentive Plan in March 2013, holders of those options received a new class of units of LG Aviv, the legal entity through which Lindsay Goldberg holds its interest in Aviv REIT, equal to the number of options held by such persons as of such date. Under the limited partnership agreement of LG Aviv, the units are entitled to receive an aggregate distribution amount equal to 14.9% of the dividend distributions declared and received by LG Aviv in respect of its shares of our common stock. The distribution amount will be paid ratably to each holder of such units on the distribution date in the proportion that the total number of units held by such holder bears to the total outstanding units of the same class. Any units payments will be paid if at all, on the earlier of (i) the last day of the calendar quarter in which dividends were paid to our stockholders and (ii) three business days following the named executive officer’s termination of employment with us.

Registration Rights. Lindsay Goldberg, Mr. Bernfield and the Karkomi Affiliates have registration rights with respect to shares of our common stock that may be issued to them in connection with redemption of the OP units held by them. In January 2014, the SEC declared effective a registration statement on Form S-3 that we filed under which the Karkomi Affiliates may sell shares of our common stock that are issued to them in connection with redemption of any of their OP units.

Security Deposit Indemnification Agreements. Prior to 2002, certain of the entities that were combined in connection with the formation of our predecessor partnership distributed security deposits paid by certain of their tenants to the owners of those entities in exchange for an agreement by those owners to repay the amounts distributed if and when the applicable tenant became entitled to a return of the security deposit or the deposit was otherwise applied under the applicable lease. These arrangements were kept in place in connection with the formation of our predecessor partnership. As of December 31, 2013, entities controlled by Mr. Bernfield were obligated to potentially reimburse approximately $303,000 and certain members of the Karkomi Affiliates were obligated to potentially reimburse approximately $1.8 million.

Norflower Acquisition. On April 4, 2014, we entered into an agreement to acquire four facilities, entitlements for an addition to one of the facilities and two parcels of land for a purchase price of approximately $94.3 million. Sidney and Evelyn Insoft, the parents of Steven Insoft, our President and Chief Operating Officer, jointly hold a 50% equity interest in the sellers of the properties, representing a gross economic interest in the sale of approximately $47.1 million. We believe that the terms of the acquisition were fair and reasonable and reflect terms that we would expect to obtain in an arm’s length transaction for comparable properties.

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

FINANCIAL STATEMENTS

A copy of our 2013 Annual Report on Form 10-K, including our financial statements for the year ended December 31, 2013, is being furnished to stockholders concurrently herewith.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2015 annual meeting of stockholders must be received by our Secretary at our principal executive offices no later than December 16, 2014 in order to be considered for inclusion in our proxy statement relating to the 2015 annual meeting of our stockholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”). While the Board will consider stockholder proposals, we reserve the right to omit from our annual proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Our bylaws currently provide that, in order for a stockholder to nominate a candidate for election as a director or a stockholder to propose other business to be presented at our 2015 annual meeting of stockholders, other than a stockholder proposal included in our Proxy Statement pursuant to Rule 14a-8, notice of such nomination or proposal must be delivered to our Secretary at our executive office not earlier than November 16, 2014 and no later than 5:00 p.m., Central time, on December 16, 2014, except that, if the 2015 annual meeting of our stockholders is originally scheduled for a date that is before April 27, 2015 or after June 26, 2015, notice must be delivered no earlier than the 150th day prior to the 2015 annual meeting of our stockholders and not later than 5:00 p.m., Central time on the later of the 120th day prior to the 2015 annual meeting of stockholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2015 annual meeting of stockholders is first made. The public announcement of a postponement or adjournment of an annual meeting will not extend or restart any time period for giving such a notice. Any such proposal should be mailed to Aviv REIT, Inc., 303 W. Madison Street, Suite 2400, Chicago, Illinois, 60606, Attention: Samuel H. Kovitz, Executive Vice President, General Counsel and Secretary.

By Order of the Board of Directors,

SAMUEL H. KOVITZ

Executive Vice President, General Counsel and Secretary

April 15, 2014

AVIV REIT, INC. 303 W MADISON ST SUITE 2400 CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — –

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.          DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR ALL of the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees		☐	☐	☐

01  Craig M. Bernfield                     02  Norman R. Bobins           03  Michael W. Dees           04  Alan E. Goldberg           05  Susan R. Lichtenstein

06  Mark B. McClellan, M.D.          07  Sharon O’Keefe               08  Mark J. Parrell               09  Ben W. Perks                 10  James H. Roth

11  J. Russell Triedman

The Board of Directors recommends you vote FOR proposals 2. and 3.								For	Against	Abstain
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.							☐	☐	☐
3.	The approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in the Proxy Statement.							☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 year	2 years	3 years	Abstain
4.	The determination, on a non-binding advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.						☐	☐	☐	☐
NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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AVIV REIT, INC.

Annual Meeting of Stockholders

May 27, 2014 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Craig M. Bernfield and Samuel H. Kovitz, and each of them (with full power of substitution), as proxies for the undersigned, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Aviv REIT, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM CDT on May 27 2014, at the offices of Sidley Austin LLP, One South Dearborn Street, Room 37N12, Chicago, Illinois 60603, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side